Exhibit 99.3

FORM OF LETTER TO BROKER DEALERS

GLOBAL CROSSING (UK) FINANCE PLC

EXCHANGE OFFER FOR ALL OUTSTANDING UNREGISTERED

11.75% SENIOR SECURED NOTES DUE 2014 ISSUED ON DECEMBER 28, 2006

To:	Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Global Crossing (UK) Finance Plc (the “Company”) is offering, upon and subject to the terms and conditions set forth in a prospectus dated •, 2007 (the “Prospectus”) and the enclosed letter of transmittal (the “letter of transmittal”), to exchange (the “Exchange Offer”) the Company’s £52,000,000 outstanding unregistered 11.75% Senior Secured Notes due 2014 issued on December 28, 2006 (the “Unregistered Notes”), for its new issue of up to £52,000,000 aggregate principal amount of the Company’s 11.75% Senior Secured Notes due 2014, which will be registered under a Registration Statement on Form F-4 under the Securities Act of 1933, as amended (the “Exchange Notes”).

We are requesting that you contact your clients for whom you hold Unregistered Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Unregistered Notes registered in your name or in the name of your nominee, or who hold Unregistered Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated •, 2007;

2.	the letter of transmittal for your use and for the information (or the use, where relevant) of your clients;

3.	a Notice of Guaranteed Delivery to be used to accept the Exchange Offer if Unregistered Notes are not immediately available or time will not permit Unregistered Notes or other required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4.	a form of letter which may be sent to your clients for whose account you hold Unregistered Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

The Exchange Offer will expire at 5:00 p.m., London time, on •, 2007, unless extended by the Company (the “Expiration Date”). The Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Participants of Euroclear or Clearstream will be able to execute tenders in accordance with the applicable procedures of the relevant clearing system. Holders of Unregistered Notes will be deemed to have tendered book-entry interest in the unregistered global note and deemed to have made the representations contained in the letter of transmittal to us unless you transmit a corporate action instruction to Euroclear or Clearstream on or prior to the expiration date, all in accordance with the instructions set forth in the letter of transmittal and the Prospectus.

If holders of Unregistered Notes wish to tender, but Unregistered Notes are not immediately available or time will not permit Unregistered Notes or other required documents to reach the Exchange Act before the expiration date or the procedure to comply with the book-entry transfer procedures on a timely basis cannot be completed on a timely basis, a tender may be effected by the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Unregistered Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Unregistered Notes pursuant to the Exchange Offer, except as set forth in Instruction 6 of the letter of transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, as the Exchange Agent or The Bank of New York, as the Irish Exchange Agent (collectively, the “Exchange Agent”), at the address and telephone number set forth on the front of the letter of transmittal.

Very truly yours,

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures